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                                                                    Exhibit 99.1





FOR IMMEDIATE RELEASE



CONTACT:          INVESTOR RELATIONS
                  IMMULOGIC PHARMACEUTICAL CORP.
                  781/466-6000


                        IMMULOGIC RESTRUCTURES OPERATIONS

                      ALLERVAX(R) CLINICAL PROGRAM ON HOLD

        Waltham, MA, November 24, 1997 -- ImmuLogic Pharmaceutical Corporation (NASDAQ:IMUL) reported today that it is restructuring operations and that further clinical trials of its ALLERVAX(R) CAT and RAGWEED programs are on hold. The Company concluded that the significant additional costs necessary to commercialize the products were not justified in light of the Company's other strategic alternatives. The Company will continue its technical efforts on two programs: vaccines for drugs of abuse and recombinant proteins directed to the diagnosis and treatment of allergic diseases. As part of the restructuring, the Company intends to reduce headcount and sublease the majority of its space in its Waltham facility.

        After implementation, the savings from the restructuring will decrease the net cash spend to approximately $3 million annually. The cash resources saved by these actions will permit the Company to pursue other alternatives and it has retained Hambrecht & Quist to assist in this process. As of September 30, 1997, the Company had approximately $54 million in cash and investments.





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        ImmuLogic is focused on developing treatments for allergies and substance abuse. ImmuLogic has a comprehensive worldwide patent portfolio covering the recombinant production of the most common environmental allergens. The Company recently filed an IND for its cocaine vaccine and has an ongoing nicotine vaccine research program. The Company's press releases are available on the Internet at www.prnewswire.com or by fax through Company News on Call at 800-758-5804, ext. 114501.

        This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the most important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, failure to obtain required regulatory approvals, and the risk factors detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.


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